Exhibit 10.18

FIRST AMENDMENT TO INDUSTRIAL BUILDING LEASE

THIS FIRST AMENDMENT TO INDUSTRIAL BUILDING LEASE (the “Amendment”) is made this             day of             , 2007, between US INDUSTRIAL REIT II, a Texas real estate investment trust (hereinafter referred to as “Landlord”) and DS DISTRIBUTION, INC., a Delaware corporation (hereinafter referred to as “Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant entered into that certain Industrial Building Lease dated June 20, 2007 (the “Lease”) pursuant to which Landlord agreed to lease to Tenant and Tenant agreed to lease from Landlord, certain Premises containing 85,080 Rentable Square Feet known as Suite 300 in the building located at 1130 Commerce Boulevard, Logan Township, New Jersey (the “Building”); and

WHEREAS, the parties hereto desire to modify the Lease to reflect that the square footage of the Premises through July 31, 2008, shall be 69,015 Rentable Square Feet for the purposes of Basic Rent only as set forth herein (Tenant’s proportionate share shall remain 22.04%); and

WHEREAS, any capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the Lease.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Basic Rent. Section 1.12 of the Lease is hereby deleted and the following rent schedule is substituted in lieu thereof:

“1.12 Basic Rent. The amount set forth in the following schedule, subject to adjustment as specified in Article IV.

Month(s)	Approximate Annual Rent (PSF)		Monthly Basic Rent		Annual Basic Rent
CD-7/31/08	$4.25	*	$24,442.81	*	$293,313.72	**
8/1/08-7/31/09	$4.36		$30,912.40		$370,948.80
8/1/09-7/31/10	$4.47		$31,692.30		$380,307.60
8/1/10-2/28/11	$4.58		$32,472.20		$389,666.40	**

*	Provided that no Event of Default (as defined in Section 21 of the Lease) occurs under the Lease, the Basic Rent shall be abated for the first ninety (90) days following the Commencement Date (“Abatement Period”). All of the terms and conditions of the Lease shall remain in full force and effect during the foregoing Abatement Period, including the obligation to pay Additional Rent, if any. If any Event of Default occurs under the Lease, the Basic Rent abatement provided for herein shall immediately terminate.

**	Annualized amount

2. Brokers. Tenant and Landlord each represent that it has not had any dealings with a real estate broker, finder or other person with respect to this Amendment in any manner, and that no commissions are due as a result of this Amendment. Each party shall indemnify the other party against all costs or liabilities for commissions or compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

3. This Amendment shall not be effective or binding until such time as it has been executed and delivered by all parties hereto. This Amendment may be executed in counterparts, all of which shall constitute a single agreement.

4. Except as modified by this Amendment, the Lease and all terms, conditions, covenants and agreements thereof shall remain in full force and effect and are hereby in all respects ratified and confirmed. For the avoidance of doubt, Landlord reserves all of its rights and remedies under the Lease and no provision of the Lease shall be waived, except by an instrument in writing (referring specifically to the Lease) executed by the party against whom waiver is sought.

5. In the event of a conflict between this Amendment and any other provision of the Lease, this Amendment shall control.

SIGNATURES ON FOLLOWING PAGE

LANDLORD:

US INDUSTRIAL REIT II,
a Texas real estate investment trust

By:
Name:	Lewis Friedland
Title:	President

TENANT:

DS DISTRIBUTION, INC.
a Delaware corporation

By:
Name:
Title: